WAIVER AND THIRD AMENDMENT TO PURCHASE AGREEMENT

THIS AGREEMENT (the "**Agreement**") is made effective as of the 6th day of October, 2021 ("**Effective Date**")

BETWEEN:

GTA OFFICE DMM INC.
(hereinafter referred to as the "**Vendor**")

- and -

VISIONARY EDUCATION REAL ESTATE GROUP INC.
(hereinafter referred to as the "**Purchaser**")

WHEREAS 123 Real Estate Development Ontario Ltd., as purchaser, and the Vendor, as vendor, are parties to an agreement of purchase and sale dated May 19, 2021, as amended by an email amendment dated July 23, 2021, as amended by a first amendment to purchase agreement made between the Vendor and the Purchaser (as successor in interest to 123 Real Estate Development Ontario Ltd.) dated July 26, 2021, as amended by a second amendment to purchase agreement made between the Vendor and Purchaser dated August 6, 2021, and as amended by email amendments dated September 17, 2021, September 20, 2021, September 21, 2021, September 22, 2021, September 23, 2021, September 24, 2021, September 27, 2021, September 28, 2021, September 29, 2021, September 30, 2021, October 4, 2021, and October 5, 2021 (such agreement, as amended or supplemented to the date hereof, being referred to herein as the "**Purchase Agreement**") for the property municipally known as 95-105 Moatfield Drive, Toronto, Ontario;

AND WHEREAS the Purchaser has agreed to waive certain conditions set out in the Purchase Agreement;

AND WHEREAS the Purchaser has requested certain amendments to the Purchase Agreement and the Vendor has agreed to the same on the terms and conditions herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this agreement and the sum of $10.00 now paid by each of the parties to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree and covenant as follows:

1. **Definitions**

Unless otherwise defined herein, all capitalized terms used in this agreement shall have the respective meanings ascribed to them in the Purchase Agreement.

2. **Waiver**

(a) The Purchaser hereby waives the condition set out in Section 4.2(a) of the Purchase Agreement and this Agreement constitutes the written notice to the Vendor of such waiver. For greater certainty, the foregoing is not a waiver or notice of satisfaction of the conditions in favour of the Purchaser set out in Sections 4.2(b), 4.2(c), or 4.2(d) of the Purchase Agreement.

3. **Definitions**

(a) The definition of "**Closing Date**" set out in Section 1.1 of the Purchase Agreement is hereby deleted and replaced with the following:

" "**Closing Date**" means March 31, 2022."

4. **Deposit**

(a) Sections 3.1(b-e) of the Purchase Agreement are hereby deleted and replaced with the following:

"(b) On or prior to October 8, 2021, the Purchaser shall pay an additional One Million Dollars ($1,000,000) by wire transfer in immediately available funds from a Schedule I Canadian chartered bank as a further deposit to the Vendor's Solicitors, to be held by them on the same terms as referred to in Subsection 3.1(a).

(c) On or prior to November 9, 2021, the Purchaser shall pay an additional Three Million Dollars ($3,000,000.00) by wire transfer in immediately available funds from a Schedule I Canadian chartered bank as a further deposit to the Vendor's Solicitors, to be held by them on the same terms as referred to in Subsection 3.1(a).

(d) No later than the first Business Day which is at least fifteen Business Days prior to the Closing Date (such date being the "**Third Deposit Delivery Date**"), the Purchaser shall pay an additional Three Million Dollars ($3,000,000) by wire transfer in immediately available funds from a Schedule I Canadian chartered bank as a further deposit to the Vendor's Solicitors, to be held by them on the same terms as referred to in Subsection 3.1(a).

(e) The deposits referred to in Subsections 3.1(a), 3.1(b), 3.1(c), and 3.1(d) above, to the extent paid, are collectively referred to herein as the "**Deposit**".

(f) In the event the transactions contemplated by this Agreement are not completed as a result of a default of the Vendor, then the Vendor shall only be liable for the Purchaser's reasonable out-of-pocket third-party costs incurred prior to October 6, 2021. If the transactions contemplated by this Agreement are not completed as a result of the default of the Purchaser, then in addition to the Vendor being entitled to retain the Deposit as a result of its non-refundable nature described in Sections 4.3(b) and 4.3(c) below, together with interest thereon, as liquidated damages it shall also have any other rights and remedies available to the Vendor pursuant to this Agreement or at law as a result of the Purchaser's default, and, subject to the provisions of Section 7.22, the Purchaser hereby irrevocably directs the Vendor's Solicitors to immediately forward the Deposit (together with all interest thereon) to the Vendor in such circumstances. "

5. **Specific Adjustments**

(a) A new paragraph (h) is added to Section 3.4 with the following:

"(h) if Kraft exercises its right to terminate its Lease (as described in Section 6.3) prior to the Closing Date, and the Purchaser waives its condition described in Section 4.3(b), then on Closing there shall be an adjustment in Purchaser in an amount equal to the termination payment paid by Kraft to the Vendor under its Lease."

(b) A new paragraph (i) is added do Section 3.4 with the following:

"(i) there shall be an adjustment in favour of the Purchaser in the amount of $3,500,000 on account of future work relating to the podium of the Property."

6. **Conditions Precedent for Vendor**

(a) A new Section 4.2A of the Purchase Agreement is added to the Purchase Agreement with the following:

"**4.2A Conditions Precedent of the Vendor**

(a) The obligation of the Vendor to complete the agreement of purchase and sale constituted on the execution and delivery of this Agreement shall be subject to the condition that on or prior to October 8, 2021, the Vendor shall have received approval of its board of directors to the transactions contemplated herein, such approval to be satisfactory to the Vendor in its sole and absolute discretion. The condition precedent set forth in this paragraph is for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor by written notice to the Purchaser on or prior to the applicable date set forth above.

(b) In the event that the condition precedent set forth in Section 4.2A(a) is not satisfied or waived as therein provided on or before the applicable date referred to therein, this Agreement shall be terminated, null and void and of no further force and effect whatsoever."

7. **Non-Satisfaction of Conditions Precedent**

(a) Section 4.3(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"(b) For greater certainty, the parties acknowledge and agree that, notwithstanding anything else in this Agreement but subject to paragraph (c) below, any portion of the Deposit when paid, shall be non-refundable and the Vendor shall be entitled to retain same.

(c) Notwithstanding Section 4.3(b) above, in the event that the Vendor intends to enter into any new leases or is prepared to execute a finalized agreement to amend, renew, extend, expand or surrender any existing Leases on or prior to November 9, 2021, ~~the Purchaser may, upon receiving written notice of such intention, request that the Vendor not take such action and if the Purchaser pays the portion of the Deposit described in Section 3.1(c) above to the Vendor within two (2) Business Days upon receiving written notice as aforesaid, the Vendor shall cease such action.~~ any amendment to the lease agreement made between Vendor and Tenant must be approved by Purchaser.

8. **Leasing**

(a) Section 6.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"The Vendor and Purchaser acknowledge and agree that the Vendor is in the process of leasing out the vacant floor and half floor of space at the portion of the Property known as 105 Moatfield Drive (the "**Vacant Space**"). Subject to Section 4.3(c) above, the Vendor and the Purchaser agree that the Vendor shall not be entitled to enter into any new leases or amend, renew, extend, expand or surrender any existing Leases from and after the date of this Agreement and until Closing without the Purchaser's prior approval, which shall not be unreasonably withheld or delayed. The Purchaser's approval hereunder shall be deemed to have been given if no response is received from the Purchaser within five (5) Business Days following a written request for approval in respect of any matter relating to a new lease or the amendment, renewal, extension, expansion or surrender of an existing Lease following the Condition Date. In the case of a deemed approval, the Vendor shall be entitled to amend, renew, extend, expand or surrender any existing Lease without the Purchaser's consent and any such action shall be deemed to be approved by the Purchaser for the purposes of this Agreement as long as notice of such action is promptly given to the Purchaser. Any new lease or amendment, renewal, extension, expansion or surrender of an existing Lease which is approved of by the Purchaser or which is deemed to be approved by the Purchaser shall cause the Purchaser to be responsible for all leasing commissions, tenant inducements, tenant allowances, landlord's work and other landlord obligations thereunder and, to the extent any amount relating to the foregoing has been paid for and incurred by the Vendor prior to Closing, the Vendor shall receive an adjustment for same on Closing. The Vendor shall not require the consent or approval of the Purchaser to enter into any agreement to amend, renew, extend, expand, surrender or terminate any Lease where the terms of such Lease contractually obligate the Vendor, as landlord, to do so. All leasing commissions, tenant inducements, tenant allowances, landlord's work and other landlord obligations resulting from such contractual exercise of rights shall be the Purchaser's responsibility and to the extent any amount relating to the foregoing has been paid for or incurred by the Vendor prior to Closing, the Vendor shall receive an adjustment for same on Closing.

The Vendor confirms that (a) Thales does not have the option to terminate its current Lease; and (b) Kraft has the option to terminate its current Lease effective June 1, 2023, on no more than eighteen (18) months' prior written notice and no less than twelve (12) months' prior written notice."

9. **Successors and Assigns**

This agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns.

10. **Time of the Essence and Ratification**

All other terms and conditions of the Purchase Agreement continue to be in force and full effect. Time shall continue to be of the essence.

11. **Headings, Extended Meanings**

The headings in this agreement are inserted for convenience of reference only and shall not constitute a part hereof and are not to be considered in the interpretation hereof. In this agreement, words importing the singular include the plural and *vice versa*; words importing the masculine gender include the feminine and *vice versa*; and words importing person include firms or corporations and *vice versa*.

12. **Counterparts**

This agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution copies of this agreement may be delivered by electronic transmission or fax and the parties agree to accept and be bound by signatures on any document that is delivered by electronic transmission or fax. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same effect as an original signature on an original document.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

GTA OFFICE DMM INC.

by: [signature]

Name: Steve Hodgson
Title: Authorized Signing Officer

I have the authority to bind the Corporation.

VISIONARY EDUCATION REAL ESTATE GROUP INC.

by: [signature]

Name: Fan Zhou
Title: Executive Director

I have the authority to bind the Corporation.